UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 19, 2006

ROHM AND HAAS COMPANY
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-03507	23-1028370
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

100 Independence Mall West, Philadelphia, Pennsylvania		19106
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(215) 592-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On December 15, 2006, Rohm and Haas Company extended by one year its five year credit agreement with Citigroup Global Markets Inc., as lead arranger and bookrunner, and Citibank, N.A., as administrative agent for the Lenders, Bank Of America, N.A., JPMorgan Chase Bank, N.A. and Wachovia Bank, National Association, as co-syndication agents. The initial lenders are Citibank, N.A., Bank of America, N.A., JPMorgan Chase Bank, N.A., Wachovia Bank, National Association, Bank of Tokyo-Mitsubishi Trust Company, Sumitomo Mitsui Banking Corp., New York, Mellon Bank NA, Standard Chartered Bank, The Royal Bank Of Scotland Plc, ABN Amro Bank N.V., Banca Monte Dei Paschi Di Siena S.P.A., Barclays Bank, Plc., PNC Bank, National Association, Sanpaolo Imi S.P.A. and William Street Commitment Corporation. The commitments total $500,000,000. A copy of Rohm and Haas' request to extend the agreement and a copy of the form of acceptance are filed as Exhibit 10.1.

Item 2.05 Costs Associated with Exit or Disposal Activities.

On December 18, 2006, the Executive Committee of Rohm and Haas Company approved an after-tax restructuring charge of approximately $12 million, or $ 0.05 per share for the quarter related to cash severance and employee separation benefits, affecting approximately 200 positions concentrated in North America. The organizational alignments include a more streamlined business structure, and deployment of resources to higher growth markets. The restructuring charge also includes ongoing operating efficiency initiatives in the North American Chemicals and Salt businesses. These initiatives are expected to yield after-tax savings of approximately $16 million annually.

A copy of a press release announcing the restructuring and other matters is being furnished as an attachment to this form.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROHM AND HAAS COMPANY

December 19, 2006	By:	Jacques M. Croisetiere

Name: Jacques M. Croisetiere
Title: Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Request for Extension of Commitment Termination Date
99.1	Press Release dated December 19, 2006